As filed with the U.S. Securities and Exchange Commission on October 22, 2014

Registration No. 333-190897

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
TO

FORM S-1 ON FORM S-3
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

LIPOCINE INC.

(Exact name of Registrant as specified in its charter)

Delaware	2834	99-0370688
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

675 Arapeen Drive, Suite 202
Salt Lake City, Utah 84108
(801) 994-7383

(Address, including zip code and telephone number, of Registrant’s principal executive offices)

Mahesh V. Patel
President and Chief Executive Officer
Lipocine Inc.
675 Arapeen Drive, Suite 202
Salt Lake City, Utah 84108
(801) 994-7383

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Nolan S. Taylor, David F. Marx and Spencer K. Kirton
Dorsey & Whitney LLP
136 South Main Street, Suite 1000
Salt Lake City, Utah 84101
(801) 933-7360

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller Reporting Company ☒
(Do not check if a smaller
reporting company)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 relates to the Registration Statement on Form S-1 (File No. 333-190897) of Lipocine Inc. (the “Company”) that was declared effective by the Securities and Exchange Commission on September 26, 2013 (the “Registration Statement”). The Company is filing this Post-Effective Amendment No. 2 to convert the Registration Statement into a registration statement on Form S-3. The Company is also filing this Post-Effective Amendment No. 2 to the Registration Statement to deregister 1,387,195 shares of the Company’s common stock that have been sold under the Registration Statement. Accordingly, the Company hereby requests that upon effectiveness of this Post-Effective Amendment No. 2 such 1,387,195 shares be removed from registration. For this reason, this Post-Effective Amendment No. 2 only includes 3,840,436 of the original 6,336,664 shares of the Company’s common stock registered under the Registration Statement. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

2

The information in this prospectus is not complete and may be changed. Our selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 22, 2014

PROSPECTUS

3,840,436 Shares

LIPOCINE INC.

Common Stock

This prospectus relates to the sale or other disposition from time to time of up to 3,840,436 shares of our common stock, which are held by the selling stockholders named in this prospectus. The shares of common stock covered by this prospectus were previously issued by us in a private placement. We are not selling any common stock under this prospectus and will not receive any of the proceeds from the sale or other disposition of shares by the selling stockholders.

The selling stockholders may sell or otherwise dispose of the shares of common stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell or otherwise dispose of their shares of common stock in the section entitled “Plan of Distribution” on page 25. Discounts, concessions, commissions and similar selling expenses attributable to the sale of shares of common stock covered by this prospectus will be borne by a selling stockholder. We will pay all expenses (other than discounts, concessions, commissions and similar selling expenses) relating to the registration of the shares with the Securities and Exchange Commission.

Our common stock is quoted on The NASDAQ Capital Market under the symbol “LPCN”. On October 20, 2014, the last reported sale price for our common stock was $4.80 per share.

Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 9 of this prospectus, and under similar headings in any amendment or supplements to this prospectus or as updated by any subsequent filing with the Securities and Exchange Commission that is incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated                                      ,          2014

3

4

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, the selling stockholders may, from time to time, offer and sell the shares of common stock, as described in this prospectus, in one or more offerings. To the extent we file any prospectus supplements, such prospectus supplements may add, update, or change information contained in this prospectus to the extent permitted by the Securities Act of 1933, as amended, or the Securities Act. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information”.

We and the selling stockholders have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus or any applicable prospectus supplement. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. The selling stockholders are offering to sell, and seeking offers to buy, the shares of common stock, as described in this prospectus, only in jurisdictions where offers and sales are permitted. You should not assume that the information contained in this prospectus or any applicable prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus or any applicable prospectus supplement is delivered or securities sold on a later date.

5

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, including the risks of investing discussed under “Risk Factors” beginning on page 9, the information incorporated by reference, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

Throughout this prospectus, references to “Lipocine,” the “Company,” “we,” “us,” and “our” refer to Lipocine Inc.

Our Company

We are a specialty pharmaceutical company focused on applying our oral drug delivery technology for the development of pharmaceutical products in the area of men’s and women’s health. Our proprietary delivery technology is designed to improve patient compliance and safety through orally available treatment options. Our primary development programs are based on oral delivery solutions for poorly bioavailable drugs. We have a portfolio of proprietary product candidates designed to produce favorable pharmacokinetic characteristics and facilitate lower dosing requirements, bypass first-pass metabolism, reduce side effects, and eliminate gastrointestinal interactions that limit bioavailability.

Overview of Our Product Candidates

Our current portfolio, includes our lead product candidate LPCN 1021, an oral testosterone replacement therapy, which is currently in a pivotal Phase 3 clinical study. Additionally, we are currently in the process of establishing our pipeline of early clinical treatments including a next generation testosterone replacement therapy, LPCN 1111, and an oral therapy for the prevention of preterm birth, LPCN 1107.

LPCN 1021: An Oral Product Candidate for Testosterone Replacement Therapy

Our lead product, LPCN 1021, is an oral formulation of the chemical testosterone undecanoate, or TU, an eleven carbon side chain attached to testosterone. It is an ester prodrug of testosterone, which is an inactive form of testosterone. Upon the cleavage, or breaking, of the ester bond, the pharmacologically active drug, testosterone is formed. An ester is a chemical between an acid and alcohol. TU has been approved for use outside the United States for many years for delivery via intra-muscular injection and in oral dosage form and TU recently received approval in the United States for delivery via intra-muscular injection. However, the oral dosage form which is approved outside the United States provides sub-therapeutic serum testosterone levels at the approved dose. We are using our Lip’ral technology to facilitate steady gastrointestinal solubilization and absorption of TU for convenient twice daily dosing of TU. Proof of concept was initially established in 2006, and subsequently LPCN 1021 was licensed to Solvay Pharmaceuticals, Inc., or Solvay, which was then acquired by Abbott Products, Inc., or Abbott, in 2009. Following a portfolio review associated with the spin-off of AbbVie by Abbott in 2011, the rights to LPCN 1021 were reacquired by us.

We have received top-line efficacy results from our ongoing Study of Oral Androgen Replacement, or SOAR, pivotal Phase 3 clinical study evaluating efficacy and safety of LPCN 1021. SOAR is a randomized, open-label, parallel-group, active-controlled, Phase 3 clinical study of oral TRT in hypogonadal males with low testosterone (< 300 ng/dL). In total, 315 subjects at 40 active sites were assigned, such that 210 were randomized to LPCN 1021 and 105 were randomized to the active control, for 52 weeks of treatment. The active control is included for safety assessment. LPCN 1021 subjects were started at 225 mg Testosterone Undecanoate (“TU”) (equivalent to ~ 142 mg of T) twice daily (“BID”) with a standard meal and then dose titrated, if needed, up to 300 mg TU BID or down to 150 mg TU BID based on serum testosterone measured during weeks 3 and 7. The mean age of the subjects in the trial is ~53 yrs with ~91% of the patients < 65 yrs of age.

Top Line Results From SOAR

Primary statistical analysis was conducted using the Efficacy Population Set ("EPS"). The EPS is defined as subjects randomized into the study with at least one PK profile and no significant protocol deviations and includes imputed missing data by last observation carried forward, N=152. Further analysis was performed using the safety set (“SS”) (any subject that was randomized into the study and took at least one dose, N=210).

Efficacy. The primary efficacy end point is the percentage of subjects with an average 24 hour serum testosterone concentration (“Cavg”) within the normal range, which is defined as 300-1140 ng/dL, after 13 weeks of treatment. The FDA guidelines for primary efficacy success is that at least 75% of the subjects on active treatment achieve a testosterone Cavg within the normal range; and the lower bound of the 95% confidence interval (“CI”) must be greater than 65%.

6

LPCN 1021 successfully met the FDA primary efficacy guideline. In the EPS analysis, 88% of the subjects on active treatment achieved testosterone Cavg within the normal range with lower bound CI of 82%. Additionally, sensitivity analysis using the SS reaffirmed the finding that LPCN 1021 successfully met the FDA primary efficacy guideline as 80% of the subjects on active treatment achieved testosterone Cavg within the normal range with lower bound CI of 74%.

Other highlights from the efficacy results include:

•	Mean Cavg was 447 ng/dL with coefficient of variance of 37%;

•	Less than 12% of the subjects were outside the tesosterone Cavg normal range at final dose;

•	85% of subjects arrived at final dose with no more than one titration; and

•	51% of subjects were on final dose of 225 mg BID.

Safety. Although the safety component of the SOAR trial is on-going, LPCN 1021 treatment has been well tolerated.

LPCN 1021 safety highlights include:

•	3% of the subjects reported a serious adverse events ("SAE"), with none of the SAE's being drug related;

•	All the drug related adverse events were either mild or moderate in intensity (none were severe); and

•	Hematocrit (“Hct”) and prostate specific antigen (“PSA”) increases were noted and consistent with other TRT products with one subject discontinued for elevated Hct exceeding pre-specified limits and one subject discontinued for elevated PSA exceeding pre-specified limits.

In the EPS analysis, Cmax ≤1500 ng/dL was 83%, Cmax between 1800 and 2500 ng/dL was 4.6% and Cmax > 2500 ng/dL was 2%. Three patients had a Cmax >2500 ng/dL which were transient, isolated and sporadic. Moreover, none of these subjects reported any AE’s. Results were generally consistent with those of approved TRT products.

The safety extension phase of the SOAR trial is on-going. The safety extension phase is designed to assess safety information such as metabolites, biomarkers, laboratory values, SAEs and AEs, with subjects on their stable dose regimen in both the treatment arm and the active control arm.

LPCN 1111: A Next-Generation Oral Product Candidate for TRT

LPCN 1111 is a next-generation, novel ester prodrug of testosterone which uses the Lip’ral technology to enhance solubility and improve systemic absorption. A Phase 1 single dose, randomized, open label, crossover study in 8 postmenopausal women has been completed and the pharmacokinetics suggested feasibility of either once-daily dosing or twice daily dosing with relatively high Cavg. This study was conducted ex-U.S. after obtaining the necessary regulatory approvals for conducting the study in the foreign country so no IND application was required in the United States. We have completed a pre-investigational new drug, or pre-IND, meeting with FDA.

In October 2014, we successfully completed a Phase 2a proof-of-concept study in hypogonadal men. The Phase 2a open-label, dose-escalating single and multiple dose study enrolled 12 males. These subjects had serum total testosterone < 300 ng/dL based on two blood draws on two separate days. Subjects received doses of LPCN 1111 as a single dose of 330 mg, 550 mg, 770 mg, followed by once daily administration of 550 mg for 28 days in 10 subjects, and once daily administration of 770 mg for 28 days in eight subjects. Results from the Phase 2a clinical study demonstrated the feasibility of a once daily dosing with LPCN 1111in hypogonadal men and a good dose response. Additionally, the study confirmed that steady state is achieved by day 14 with consistent inter-day performance observed on day 14, 21 and 28. No subjects exceeded Cmax of 1500 ng/dL at any time during the 28 day dosing period on multi-dose exposure. Overall, LPCN 1111 was well tolerated with no serious adverse events. We expect to initiate a Phase 2b dose finding study in hypogonadal men in the first quarter of 2015.

7

LPCN 1107: An Oral Product Candidate for the Prevention of Preterm Birth

We believe LPCN 1107 has the potential to become the first oral hydroxyprogesterone caproate (“HPC”) product indicated for the prevention of preterm birth in women with a prior history of at least one preterm birth. We successfully completed a proof-of-concept Phase 1 clinical study of LPCN 1107 in healthy women in May 2014. The study was designed to determine the pharmacokinetics and bioavailability of LPCN 1107 relative to an intramuscular ("IM") HPC, as well as safety and tolerability, in healthy non-pregnant female volunteers. Results of this study confirmed our pre-clinical data and suggest meaningful drug levels of HPC can be obtained after oral administration. The product has also completed a 28-day repeat dose toxicity study in dogs. We initiated a second Phase 1 pharmacokinetic study in healthy pregnant women and expect efficiency results in the first quarter of 2015.

Private Placement and Selling Stockholders

On July 30, 2013, we issued and sold in a private placement an aggregate of 6,336,664 shares of our common stock at a price per share of $6.00 to certain accredited investors. We received aggregate gross proceeds of approximately $38.0 million. Our issuance of shares of our common stock was exempt from registration under Section 4(2) of the Securities Act, and Rule 506 of Regulation D promulgated thereunder, as the shares were issued to accredited investors without any form of general solicitation or general advertising.

This prospectus relates to the sale or other disposition from time to time of up to 3,840,436 shares of our common stock issued in the private placement, which are held by the selling stockholders named in this prospectus.

Corporate Information

On July 24, 2013, Marathon Bar Corp., a Delaware corporation, MBAR Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Marathon Bar, or Merger Sub, and Lipocine Operating Inc., a Delaware corporation, entered into an Agreement and Plan of Merger and Reorganization, or the Merger Agreement. Pursuant to the Merger Agreement, Merger Sub merged with and into Lipocine Operating, and Lipocine Operating was the surviving corporation of the transaction, or the Merger. Following the closing of the Merger, Lipocine Operating became a wholly-owned subsidiary of Marathon Bar, with the former stockholders of Lipocine Operating owning 99.9% of the outstanding shares of common stock of the combined company.

On July 24, 2013, immediately prior to the execution and delivery of the Merger Agreement, Marathon Bar amended its certificate of incorporation to change the name of Marathon Bar to “Lipocine Inc.” Prior to the execution and delivery of the Merger Agreement, Lipocine had changed its name to “Lipocine Operating Inc.”

The Merger closed concurrently with the execution and delivery of the Merger Agreement. As used in this Prospectus (1) all references to the “Combined Company” refer to Marathon Bar (renamed Lipocine Inc.) and its subsidiaries, including Lipocine Inc. (renamed Lipocine Operating Inc.), following the closing of the Merger, and (2) unless the context otherwise indicates or requires, all references to “we,” “our” and “us” refer to the Combined Company from and after the closing of the Merger. Marathon Bar was incorporated on October 13, 2011, in the State of Delaware.

Our principal executive offices are located at 675 Arapeen Drive, Suite 202, Salt Lake City, Utah 84108 and our telephone number is (801) 994-7383.

The Offering

Common stock offered by the selling stockholders	3,840,436 shares

Use of proceeds	We will not receive any of the proceeds from the sale of shares to be offered by the selling stockholders

NASDAQ Capital Market symbol for our common stock	LPCN

Risk factors	See “Risk Factors” and the other information included or incorporated by reference in this prospectus for a discussion of the factors you should consider carefully before deciding to invest in shares of our common stock

8

RISK FACTORS

An investment in our common stock is risky. Prior to making a decision about investing in our common stock, you should carefully consider the risks described below, together with the other information contained in or incorporated by reference into this prospectus, including the information discussed under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 31, 2014, and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2014 and June 30, 2014, filed with the SEC on May 13, 2014 and August 13, 2014 respectively, and in our other filings with the SEC, which are incorporated by reference in this prospectus, together with all of the other information contained in this prospectus, any applicable prospectus supplement, or otherwise incorporated by reference in this prospectus. The risks and uncertainties described below and in our SEC filings are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of the risks or uncertainties described below or in the applicable prospectus supplement or our SEC filings or any such additional risks and uncertainties actually occur, our business, results of operations, cash flows and financial condition could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you might lose all or part of your investment.

Risks Relating to Our Business and Industry

The timelines of our clinical trials may be impacted by numerous factors and any delays may adversely affect our ability to execute our current business strategy.

Our expectations regarding the success of our product candidates, including our clinical candidates and lead compounds, and our business are based on projections which may not be realized for many scientific, business or other reasons. We therefore cannot assure investors that we will be able to adhere to our current schedule. We set goals that forecast the accomplishment of objectives material to our success: selecting clinical candidates, product candidates, failures in research, the inability to identify or advance lead compounds, identifying target patient groups or clinical candidates, the timing and completion of clinical trials, and anticipated regulatory approval. The actual timing of these events can vary dramatically due to factors such as slow enrollment of patients in studies, uncertainties in scale-up, manufacturing and formulation of our compounds, failures in research, the inability to identify clinical candidates, failures in our clinical trials, requirements for additional clinical trials and uncertainties inherent in the regulatory approval process and regulatory submissions. Decisions by our partners or collaborators may also affect our timelines and delays in achieving manufacturing capacity and marketing infrastructure sufficient to commercialize our biopharmaceutical products. The length of time necessary to complete clinical trials and to submit an application for marketing approval by applicable regulatory authorities may also vary significantly based on the type, complexity and novelty of the product candidate involved, as well as other factors.

We depend primarily on the success of our lead product candidate, LPCN 1021, which is still under clinical development and may not receive regulatory approval or be successfully commercialized.

We currently have only one product candidate that has completed Phase 2 clinical trials, and our business currently depends primarily on its successful development, regulatory approval and commercialization. We are not permitted to market LPCN 1021 in the United States until we receive approval of an NDA from the FDA, or in any foreign countries until we receive the requisite approval from such countries. We have not scaled up the pivotal study formulation to commercial scale. We have not submitted an NDA to the FDA or comparable applications to other regulatory authorities. Before we submit an NDA to the FDA for LPCN 1021 as a TRT we must complete our pivotal Phase 3 trial, and an additional pharmacokinetic study for labeling purposes. We have not commenced the additional pharmacokinetic study.

In addition, although we have released top-line results from Phase 3 trial of LPCN 1021, the study is still on-going and results at the completion of our pivotal Phase 3 trial may not be consistent with top-line safety results. A number of companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in late-stage clinical trials even after achieving positive results in early stage development. Our pivotal Phase 3 trial will evaluate the safety and efficacy of LPCN 1021 over a longer period of time in a patient population which will be almost four times larger than our repeat-dose Phase 2 trials. Accordingly, the safety results from Phase 2 trials or early top-line results from our pivotal Phase 3 trial for LPCN 1021 may not be predictive of the results we may obtain at the completion of our pivotal Phase 3 trial of LPCN 1021. Our pivotal Phase 3 trial may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional preclinical studies or clinical trials, or even terminate further development.

9

If we fail to obtain adequate healthcare reimbursement for our products, our revenue-generating ability will be diminished and there is no assurance that the anticipated market for our products will be sustained.

We believe that there could be many different applications for products successfully derived from our technologies and that the anticipated market for products under development could continue to expand. However, due to competition from existing or new products, potential changes to the class TRT label by the FDA and the yet to be established commercial viability of our products, no assurance can be given that these beliefs will prove to be correct. Physicians, patients, formularies, payors or the medical community in general may not accept or utilize any products that we or our collaborative partners may develop. Other drugs may be approved during our clinical testing which could change the accepted treatments for the disease targeted and make our compound obsolete.

Our ability to commercialize our products with success may depend, in part, on the extent to which coverage and adequate reimbursement to patients for the cost of such products and related treatment will be available from governmental health administration authorities, private health coverage insurers and other organizations, as well as the ability of private payors to pay for or afford our drugs. Adequate third party coverage may not be available to patients to allow us to maintain price levels sufficient for us to realize an appropriate return on our investment in product development.

Coverage and adequate reimbursement from governmental healthcare programs, such as Medicare and Medicaid, and commercial payers can be critical to new product acceptance. Coverage decisions may depend upon clinical and economic standards that disfavor new drug products when more established or lower cost therapeutic alternatives are already available or subsequently become available. Even if we obtain coverage for our products, the resulting reimbursement payment rates might not be adequate or may require co-payments that patients find unacceptably high. Patients are less likely to use our products unless coverage is provided and reimbursement is adequate to cover a significant portion of the cost of our products.

In the United States and in many other countries, pricing and/or profitability of some or all prescription pharmaceuticals and biopharmaceuticals are subject to varying degrees of government control. Healthcare reform and controls on healthcare spending may limit the price we charge for any products and the amounts thereof that we can sell. In particular, in the United States, the federal government and private insurers have changed and have considered ways to change, the manner in which healthcare services are provided. In March 2010, the Patient Protection and Affordable Care Act, or PPACA, as amended by the Healthcare and Education Affordability Reconciliation Act, became law in the United States. PPACA substantially changes the way healthcare is financed by both governmental and private insurers and significantly affects the healthcare industry. The provisions of PPACA of importance to our potential product candidates include the following:

•	an annual, nondeductible fee on any entity that manufactures or imports certain branded prescription drugs and biologic agents;

•	an increase in the statutory minimum rebates a manufacturer must pay under the Medicaid Drug Rebate Program;

•	expansion of healthcare fraud and abuse laws, including the False Claims Act and the Anti-Kickback Statute, new government investigative powers, and enhanced penalties for noncompliance;

•	a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D;

•	extension of manufacturers’ Medicaid rebate liability to covered drugs dispensed to individuals who are enrolled in Medicaid managed care organizations;

•	expansion of eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to additional individuals beginning in 2014 and by adding new mandatory eligibility categories for certain individuals with specified income levels, thereby potentially increasing manufacturers’ Medicaid rebate liability;

•	expansion of the entities eligible for discounts under the Public Health Service pharmaceutical pricing program;

•	new requirements to report annually certain financial arrangements with physicians, certain other healthcare professionals, and teaching hospitals;

•	a new requirement to annually report drug samples that manufacturers and distributors provide to licensed practitioners, pharmacies of hospitals and other healthcare entities; and

•	a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research.

10

In addition, other legislative changes have been proposed and adopted since PPACA was enacted. On August 2, 2011, the Budget Control Act of 2011, created, among other things, measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions to Medicare payments to providers of up to 2% per fiscal year, starting in 2013. On January 2, 2013, President Obama signed into law the American Taxpayer Relief Act of 2012, which, among other things, reduced Medicare payments to several providers and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. These new laws may result in additional reductions in Medicare and other healthcare funding, which could have a material adverse effect on our customers and accordingly, our financial operations.

We anticipate that PPACA will result in additional downward pressure on the reimbursement we may receive for any approved and covered product, and could seriously harm our business. Any reduction in reimbursement from Medicare and other government programs may result in a similar reduction in payments from private payers. In the future, the U.S. government may institute further controls and different reimbursement schemes and limits on Medicare and Medicaid spending or reimbursement that may affect the payments we could collect from sales of any products in the United States. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability, or commercialize our products.

We face substantial competition in the TRT market, which may result in others discovering, developing or commercializing products before or more successfully than we do.

We expect to face significant competition for any of our product candidates, if approved. In particular, if approved, LPCN 1021 would compete in the T-replacement therapies market, which is highly competitive and currently dominated by the sale of T-gels, which is estimated to account for approximately 89% of U.S. sales in the T-replacement therapies market in 2013. Our success will depend, in large part, on our ability to obtain an adequate share of the market. Potential competitors in North America, Europe and elsewhere include major pharmaceutical companies, specialty pharmaceutical companies, biotechnology firms, universities and other research institutions and government agencies. Other pharmaceutical companies may develop oral T-replacement therapies that compete with LPCN 1021. For example, because testosterone undecanoate, or TU, is not a patented compound and is commercially available to third parties, it is possible that competitors may design methods of TU administration that would be outside the scope of the claims of either our issued patents or our patent applications. This would enable their products to effectively compete with LPCN 1021, which could have a negative effect on our business.

The following T-replacement therapies currently on the market in the United States would compete with LPCN 1021:

•	T-gels, such as AndroGel (marketed by Abbvie), Testim (marketed by Auxilium Pharmaceuticals, Inc., or Auxilium), Fortesta (marketed by Endo Health Solutions); and additionally TEVA and Perrigo have FDA approval for T-gels but have not yet launched the products;

•	T-topical solutions, such as Axiron, a metered dose lotion marketed by Eli Lilly and Co.;

•	T-injectables;

•	Branded longer-acting injectable, such as Aveed (marketed by Endo);

•	T-nasals, such as Natesto (marketed by Trimel);

•	methyl-T, such as Methitest (marketed by Impax) and Testred (marketed by Valeant);

•	transdermal patches, such a Androderm (marketed by Actavis Pharmaceuticals, Inc.)

•	buccal patches, such as Striant (marketed by Auxilium)

•	generic testosterone enanthate intra-muscular injectables;

•	authorized generic T-gels; and

•	subcutaneous injectable pellets, such as Testopel (marketed by Auxilium).

We are also aware of other pharmaceutical companies that have T-replacement therapies or testosterone therapies in development that may be approved for marketing in the United States or outside of the United States.

11

Based on publicly available information, we believe that several other T-replacement therapies that would be competitive with LPCN 1021 are in varying stages of development, some of which may be approved, marketed and/or commercialized prior to LPCN 1021. These therapies include T-gels, oral-T, an aromatase inhibitor, a new class of drugs called Selective Androgen Receptor Modulators and hydroalcoholic gel formulations of DHT.

In light of the competitive landscape above, LPCN 1021 may not be the first oral testosterone replacement therapy to market, which may significantly affect the market acceptance and commercial success of LPCN 1021.

Furthermore, many of our potential competitors have substantially greater financial, technical and human resources than we do and significantly greater experience in the discovery and development of drug candidates, obtaining FDA and other marketing approvals of products and the commercialization of those products. Accordingly, our competitors may be more successful than we may be in obtaining FDA approval for drugs and achieving widespread market acceptance. Our competitors’ drugs may be more effective, or more effectively marketed and sold, than our products and may render our products obsolete or non-competitive before we can recover the expenses of developing and commercializing them. We anticipate that we will face intense and increasing competition as new drugs enter the market and advanced technologies become available. Failure to successfully compete in this market would materially and negatively impact our business and operations.

The entrance of generic T-gels into the market would likely create downward pricing pressure on all T-replacement therapies and therefore have a negative effect on our business and financial results.

Several companies have filed Abbreviated New Drug Applications, or ANDAs, seeking approval for generic versions of existing T-gels. For example, in July 2003, Actavis and Par Pharmaceutical, or Par, filed ANDAs with the FDA seeking approval for generic versions of AndroGel 1%. In response to these ANDAs, the marketer of AndroGel 1% filed patent infringement lawsuits against these two companies to block the approval and marketing of the generic products. In 2006, all the subject companies reached an agreement pursuant to which Actavis agreed not to bring a generic version of AndroGel 1% to the market until August 2015, and Par agreed not to bring a generic version to market until February 2016. The U.S. Federal Trade Commission has questioned the legality of such “pay-to-delay” agreements, and the Supreme Court ruled in June 2013 that such agreements may not be valid. The impact of this ruling on the agreements between the marketer of AndroGel 1% and Actavis and Par, as well as the timing and eventual marketing of generic versions of their respective products, is uncertain at this point.

Additionally, there are several other ANDAs for generic T-gels that have been filed and there is ongoing litigation with each of these ANDAs. Finally, in 2014 two authorized generic T-gels were launched at a lower price than the branded version of the same T-gel. If a generic version of T-gel were to become available in the market, governmental and other pressures to reduce pharmaceutical costs may result in physicians writing prescriptions for generic T-gels as opposed to branded T-gels. The entrance of any generic T-gel into the market would likely cause downward pressure on the pricing of all T-replacement therapies, and could materially adversely affect the level of sales and price at which we could sell LPCN 1021, and ultimately significantly and adversely impact our revenues and financial results.

The introduction of generic T-gel may also affect the reimbursement policies of government authorities and third-party payors, such as private health insurers and health maintenance organizations. These organizations determine which medications they will pay for and establish reimbursement levels. Cost containment is a primary concern in the U.S. healthcare industry and elsewhere. Government authorities and these third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for branded medications when there is a generic available. If generic T-gel is available in the market, that may create an additional obstacle to the availability of reimbursement for LPCN 1021. Even if reimbursement is available, the level of such reimbursement could be reduced or limited. Reimbursement may impact the demand for, or the price of, LPCN 1021. If reimbursement is not available or is available only to limited levels, we may not be able to successfully commercialize LPCN 1021, and/or our financial results from the sale of related products could be negatively and materially impacted.

Additionally, LPCN 1021 may not be the first oral testosterone replacement therapy product to market. In this event, if the generic version of a competing oral testosterone replacement therapy product enters the market before our product, then the commercial prospects of LPCN 1021 could be significantly and negatively impacted.

If T-replacement therapies are found, or are perceived, to create health risks, our ability to sell LPCN 1021 could be materially adversely affected and our business could be harmed. Even if our LPCN 1021 is approved, physicians and patients may be deterred from prescribing and using T-replacement therapies, which could depress demand for LPCN 1021 and compromise our ability to successfully commercialize LPCN 1021.

12

Recent publications have suggested potential health risks associated with T-replacement therapy, such as increased cardiovascular disease risk, including increased risk of heart attack or stroke, fluid retention, sleep apnea, breast tenderness or enlargement, increased red blood cells, development of clinical prostate disease, including prostate cancer, and the suppression of sperm production. These potential health risks are described in various articles, including the following publications:

•	a 2014 publication in PLOS ONE, which found that, compared to the one year prior to beginning T-replacement therapy, the risk of heart attack doubled 90 days after the start of T deficiency treatment in older men regardless of their history of heart disease and was two to three times higher in men younger than 65 with a history of heart disease;

•	a 2013 publication in the Journal of the American Medical Association, which reported that hypogonadal men receiving T-replacement therapy developed a 30% increase in the risk of stroke, heart attack and death; and

•	a 2013 publication in BMC Medicine, which concluded that exogenous T increased the risk of cardiovascular-related events, particularly in trials not funded by the pharmaceutical industry.

Prompted by these events, the FDA announced on January 31, 2014 that it will investigate the risk of stroke, heart attack, and death in men taking FDA-approved testosterone products and that the FDA would hold a T-class Advisory Committee meeting on September 17, 2014 to discuss this topic further. The FDA has also asked health care professionals and patients to report side effects involving prescription testosterone products to the agency.

Following the FDA's announcement, the Endocrine Society, a professional medical organization, released a statement in February 2014 in support of further studies regarding the risks and benefits of FDA-approved T-replacement products for men with age-related T deficiency. Specifically, the Endocrine Society noted that large-scale randomized controlled trials are needed to determine the risks and benefits of T-replacement therapy in older men. In addition, the Endocrine Society recommended that patients should be informed of the potential cardiovascular risks in middle-aged and older men associated with T-replacement therapies. Also following the FDA's announcement, Public Citizen, a consumer advocacy organization, petitioned the FDA to add a "black box" warning about the increased risks of heart attacks and other cardiovascular dangers to the product labels of all T-replacement therapies. In addition, this petition urged the FDA to delay its decision date on approving Aveed, a long-acting T-injectable developed by Endo, which was subsequently approved by the FDA in March 2014. In July 2014, the FDA responded to the Public Citizen petition and denied the petition. Finally in June 2014, the FDA announced that it would require the manufacturers of testosterone drugs to update the warning label to include blood clots including deep vein thrombosis ("DVT") and pulmonary embolism ("PE").

At the T-Class Advisory Committee meeting held on September 17, 2014, the Advisory Committee discussed (i) the identification of the appropriate patient population for whom T-replacement therapy should be indicated and (ii) the potential risk of major adverse cardiovascular events, defined as non-fatal stroke, non-fatal myocardial infarction and cardiovascular death associated with T-replacement therapy. At the meeting, 20 of the 21 members of the Advisory Committee voted that the FDA should revise the currently indicated population for T-replacement therapy, recommending a revision to make it clearer that T-replacement therapies are intended for patients with classical hypogonadism and not for patients with age-related hypogonadism. The Committee also supported adding language to the labeling to guide physicians in better identifying appropriate patients for treatment. The FDA may decide to require label changes indicating that T-replacement therapy is for the treatment of classical hypogonadism. Also, 16 of the 21 members of the Advisory Committee voted that the FDA should require sponsors of testosterone products to conduct a post marketing study (e.g. observational study or controlled clinical trial) to further assess the potential cardiovascular risk. Further, 12 of these voted that such post marketing study be required only if the T-replacement therapy is also approved for age-related hypogonadism.

The Advisory Committee also held a meeting on September 18, 2014 to evaluate the safety and efficacy of Restoro™, an oral TU submitted to the FDA by Clarus Therapeutics for the proposed indication of T-replacement therapy. 18 of the 21 members of the Advisory Committee voted that the overall benefit/risk profile of an oral TU is not acceptable to support approval for T-replacement therapy. The Advisory Committee agreed that an oral TU as a T-replacement therapy is promising and that it would be of great value to patients to have an oral treatment option, but they did not believe the current data supported approval.

It is possible that the FDA's evaluation of the Advisory Committee recommendations and further studies on the effects of T-replacement therapies could demonstrate the risk of major adverse cardiovascular events or other health risks or could impose additional requirements that could delay our ability to file a NDA for LPCN 1021. During our SOAR trial, we are not collecting safety data for LPCN 1021 comparing it to a placebo control group but only to the leading approved T-gel product. If, following its evaluation, the FDA concludes that men using FDA-approved T-replacement therapies face serious cardiovascular risks, it may take actions against T-replacement products generally, which could impact us adversely in a variety of ways, including that the FDA could:

•	require additional safety studies before approving LPCN 1021;

•	mandate that certain warnings or precautions be included in our product labeling;

13

•	require that our product carry a "black box warning";

•	limit use of LPCN 1021 to certain populations, such as men under a specified age or men without specified conditions;

•	direct us to submit a REMS as part of our NDA to help ensure that the benefits of our product outweigh the potential risks; and

•	require that we conduct post-marketing studies, potentially including registry, epidemiology or cardiovascular outcomes studies.

Demonstrated T-replacement therapy safety risks, as well as negative publicity about the risks of hormone replacement therapy, including T-replacement, could hurt sales of and impair our ability to successfully commercialize LPCN 1021, if approved. In the interim, the FDA's evaluation could also impact the timing with respect to the filing of our NDA.

LPCN 1107 is in a very early stage of development, has never been administered orally in humans, and may not be further developed for a variety of reasons.

LPCN 1107 is in a very early stage of development and consequently the risk that we fail to commercialize LPCN 1107 and related products is high. In particular, we have only conducted a Phase 1 proof-of-concept clinical study in healthy women. Although this study demonstrated oral absorption in healthy women, similar results may not be seen in pregnant women. Furthermore, our completed Phase 1 clinical study may not be predictive of safety concerns that may arise in pregnant women or demonstrate that LPCN 1107 has an adequate safety profile to warrant further development. The FDA may also require further preclinical studies. All of these factors can impact the timing of and our ability to continue development of LPCN 1107.

We initiated our second Phase 1 clinical study in pregnant women and expect efficiency results in the first quarter of 2015. Assuming a successful Phase 1 study in pregnant women, the anticipated Phase 3 program for a NDA filing for LPCN 1107 could be very long and expensive.

LPCN 1111 is in a very early stage of development, has never been administered in our targeted male population, and may not be further developed for a variety of reasons.

LPCN 1111 is in a very early stage of development. We have preliminary data demonstrating absorption of LPCN 1111 in dogs and in postmenopausal females. Additionally, we recently completed a Phase 2a study in hypogonadal men. Results from the Phase 2a clinical study demonstrated the feasibility of a once daily dosing with LPCN 1111in hypogonadal men and a good dose response. Future studies may not have similar clinical results. .

In addition, the active ingredient in LPCN 1111 has only been manufactured on a small scale. Scaling up into larger batches could be challenging and our ability to procure adequate material in a timely manner to further develop LPCN 1111 is uncertain. We also may not be able to engage a manufacturer who can supply adequate quantities of the drug substance in compliance with Current Good Manufacturing Practices ("cGMP").

We plan to initiate a Phase 2b dose finding study in the first quarter of 2015. Several factors could significantly affect the prospects for LPCN 1111, including factors relating to the regulatory approval and clinical development challenges for LPCN 1111 discussed above. Assuming a successful Phase 2b study, the Phase 3 programs for a NDA filing for LPCN 1111 could be very long and expensive.

We will need to grow our company, and we may encounter difficulties in managing this growth, which could disrupt our operations.

As of September 30, 2014, we had only 14 employees, and we currently expect to experience significant growth in the number of employees and the scope of our operations. To manage our anticipated future growth, we must continue to implement and improve our managerial, operational and financial systems, expand our facilities and continue to recruit and train additional qualified personnel. Also, our management may need to divert a disproportionate amount of its attention away from our day-to-day activities and devote a substantial amount of time to managing these growth activities. Due to our limited resources, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel. This may result in weaknesses in our infrastructure, give rise to operational mistakes, loss of business opportunities, loss of employees and reduced productivity among remaining employees. The physical expansion of our operations may lead to significant costs and may divert financial resources from other projects, such as the development of LPCN 1021. If our management is unable to effectively manage our expected growth, our expenses may increase more than expected, our ability to generate or increase our revenue could be reduced and we may not be able to implement our business strategy. Our future financial performance and our ability to commercialize our product candidates and compete effectively will depend, in part, on our ability to effectively manage any future growth.

14

Risks Related to Ownership of Our Common Stock

Our share price is expected to be volatile and may be influenced by numerous factors that are beyond our control.

A low share price and low market valuation may make it difficult to raise sufficient additional cash due to the significant dilution to current stockholders. Market prices for shares of biotechnology and biopharmaceutical companies such as ours are often volatile. The market price of our common stock may fluctuate significantly in response to a number of factors, most of which we cannot control, including:

•	plans for, progress of and results from clinical trials of our product candidates;

•	the failure of the FDA to approve our product candidates;

•	FDA Advisory Committee meetings and related recommendations including meetings convened on the TRT class or on similar companies;

•	announcements by the FDA that may impact on-going clinical studies related to safety or efficacy of TRT products;

•	announcements of new products, technologies, commercial relationships, acquisitions or other events by us or our competitors;

•	the success or failure of other TRT products or non-testosterone based testosterone therapy products;

•	failure of our products, if approved, to achieve commercial success;

•	fluctuations in stock market prices and trading volumes of similar companies;

•	general market conditions and overall fluctuations in U.S. equity markets;

•	variations in our quarterly operating results;

•	changes in our financial guidance or securities analysts’ estimates of our financial performance;

•	changes in accounting principles;

•	sales of large blocks of our common stock, including sales by our executive officers, directors and significant stockholders;

•	additions or departures of key personnel;

•	discussion of us or our stock price by the press and by online investor communities; and

•	other risks and uncertainties described in these risk factors.

In recent years the stock of other biotechnology and biopharmaceutical companies has experienced extreme price fluctuations that have been unrelated to the operating performance of the affected companies. There can be no assurance that the market price of our shares of common stock will not experience significant fluctuations in the future, including fluctuations that are unrelated to our performance. These fluctuations may result due to macroeconomic and world events, national or local events, general perception of the biotechnology industry or to a lack of liquidity. In addition other biotechnology companies or our competitors’ programs could have positive or negative results that impact their stock prices and their results, or stock fluctuations could have a positive or negative impact on our stock price regardless whether such impact is direct or not.

Stockholders may not agree with our business, scientific, clinical and financial strategy, including additional dilutive financings, and may decide to sell their shares or vote against such proposals. Such actions could materially impact our stock price. In addition, portfolio managers of funds or large investors can change or change their view on us and decide to sell our shares. These actions could have a material impact on our stock price. In order to complete a financing, or for other business reasons, we may elect to consolidate our shares of common stock. Investors may not agree with these actions and may sell the shares. We may have little or no ability to impact or alter such decisions.

15

Our management and directors will be able to exert control over our affairs.

As of September 30, 2014, our executive officers and directors beneficially owned approximately 14.3% of our common stock. These stockholders, if they act together, may be able to control our management and affairs and all matters requiring stockholder approval, including significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing our change in control and might affect the market price of our common stock.

Risks Relating to Our Financial Position and Capital Requirements

We have incurred significant operating losses in most years since our inception, and anticipate that we will incur continued losses for the foreseeable future.

We have focused a significant portion of our efforts on developing LPCN 1021. We have funded our operations to date through proceeds from sales of common stock, preferred stock and convertible debt and from license and milestone revenues and research revenue from license and collaboration agreements with corporate partners. We have incurred losses in most years since our inception. As of June 30, 2014, we had an accumulated deficit of $60.1 million. Substantially all of our operating losses resulted from costs incurred in connection with our research and development programs and from general and administrative costs associated with our operations. We expect to incur additional and increasing operating losses over the next several years. These losses, combined with expected future losses, have had and will continue to have an adverse effect on our stockholders’ equity and working capital. We expect our research and development expenses to significantly increase in connection with our pivotal Phase 3 trial of LPCN 1021 and other clinical trials associated with LPCN 1111 and LPCN 1107. In addition, if we obtain marketing approval for LPCN 1021, we may incur significant sales, marketing and outsourced manufacturing expenses. As a result, we expect to continue to incur significant and increasing operating losses for the foreseeable future. Because of the numerous risks and uncertainties associated with developing pharmaceutical products, we are unable to predict the extent of any future losses or when we will become profitable, if at all.

16

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain forward-looking statements. These are based on our management’s current beliefs, expectations and assumptions about future events, conditions and results and on information currently available to us. Discussions containing these forward-looking statements may be found, among other places, in the Sections entitled “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q, as well as any amendments thereto, filed with the SEC. Within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, these forward-looking statements include, but are not limited to, statements that are not historical facts relating to expectations, the receipt of regulatory approvals, the results of clinical trials, patient acceptance of Lipocine’s products, the potential uses and benefits of our product candidates, product development efforts, the manufacturing and commercialization of Lipocine’s products, and customer acceptance of our products.

All statements, other than statements of historical fact, included or incorporated herein regarding our products, product benefits, pre-clinical and clinical development timelines, clinical and regulatory expectations and plans, anticipated financial performance, future revenues or earnings, business prospects, projected ventures, new products and services, anticipated market performance, future expectations for liquidity and capital resources needs and similar matters are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions. These statements involve risks, uncertainties and other factors that may cause our actual results, performance, time frames or achievements to be materially different from any future results, performance, time frames or achievements expressed or implied by the forward-looking statements. Risks, uncertainties and other factors that might cause or contribute to such differences include, but are not limited to, those discussed in the Section entitled “Risk Factors” in our most recent Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q, as well as any amendments thereto filed with the SEC. Given these risks, uncertainties and other factors, many of which are beyond our control, you should not place undue reliance on these forward-looking statements.

Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to revise any forward-looking statements to reflect events or developments occurring after the date of this prospectus, even if new information becomes available in the future.

17

USE OF PROCEEDS

All shares offered in this prospectus are being sold by the selling stockholders. We will not receive any proceeds from the sale of shares by the selling stockholders.

18

SELLING STOCKHOLDERS

The following table sets forth the names of the selling stockholders (the “Selling Stockholders”), the number of shares of common stock known by us to be beneficially owned by the selling stockholders as of September 30, 2014, based upon records of our transfer agent as of that date, and the number of shares being registered for sale or distribution. The term “Selling Stockholders” includes the stockholders listed below and their transferees, assignees, pledgees, donees or other successors. We are unable to determine the exact number of shares that will actually be sold or distributed because the Selling Stockholders may sell or distribute all or some of the shares and because we are not aware of any agreements, arrangements or understandings with respect to the sale or distribution of any of the shares. The following table assumes that the Selling Stockholders will sell or distribute all of the shares being offered for their account by this prospectus. The shares offered by this prospectus may be offered from time to time by the Selling Stockholders. The Selling Stockholders are not making any representation that any shares covered by this prospectus will or will not be offered for sale or distribution. The Selling Stockholders reserve the right to accept or reject, in whole or in part, any proposed sale or distribution of shares. The Selling Stockholders also may offer and sell, or distribute, less than the number of shares indicated.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 12,792,382 shares of common stock outstanding at September 30, 2014. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options, warrants or other convertible securities held by that person or entity that are currently exercisable or will be exercisable within 60 days of September 30, 2014. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

	Shares Beneficially Owned Prior to the Offering		Shares Being	Shares Beneficially Owned After the Offering
	Number	Percent	Offered	Number	Percent
Name of Selling Stockholder
14159, L.P.(1)	10,825	*	10,825	—	—
1798 Fundamental Strategies Master Fund Ltd.(2)	333,333	2.6%	333,333	—	—
667, L.P. (Account #1)(3)	31,042	*	31,042	—	—
667, L.P. (Account #2) (3)	21,578	*	21,578	—	—
Baker Brothers Life Sciences, L.P.(4)	436,555	3.4%	436,555	—	—
Cormorant Global Healthcare Master Fund, LP(5)	666,666	5.2%	666,666	—	—
Del Mar Master Fund Ltd.(6)	330,683	2.6%	330,683	—	—
Janus Global Life Sciences Fund, a Series of Janus Investment Fund(7)	300,321	2.4%	330,321	—	—
Jay Silverman(8)	25,000	*	25,000	—	—
Jon-Erik Borgen(9)	16,666	*	16,666
Monashee Investment Management LLC(10)	150,000	1.2%	150,000	—	—
ProSight Fund, LP(11)	20,100	*	20,100	—	—
RTW Master Fund, Ltd.(12)	208,333	1.6%	208,333	—	—
Russell P. Shipman(13)	41,667	*	41,667	—	—
Thomas Robert Malley(14)	41,667	*	41,667	—	—
Visium Balanced Master Fund, Ltd.(15)	1,206,000	9.4%	1,206,000	—	—
Total	3,840,436	30.0%	3,840,436	—	—

19

*	Less than 1%.

(1)	The address for 14159, L.P. is 667 Madison Avenue, 21st Floor, New York, New York 10065.

(2)	The address for Fundamental Strategies Master Fund Ltd. is 888 7th Avenue, 11th Floor, New York, NY 10106.

(3)	The address for 667, L.P. is 667 Madison Avenue, 21st Floor, New York, New York 10065.

(4)	The address for Baker Brothers Life Sciences, L.P. is 667 Madison Avenue, 21st Floor, New York, New York 10065.

(5)	The address for Cormorant Global Healthcare Master Fund, LP is 100 High Street, Suite 1103, Boston, Massachusetts 02110.

(6)	The address for Del Mar Master Fund Ltd. is 711 Fifth Avenue, 5th Floor, New York, New York 10022.

(7)	The address for Janus Global Life Sciences Fund, a Series of Janus Investment Fund is Janus Capital Management LLC, 151 Detroit Street, Denver, Colorado 80206. Pursuant to a schedule 13D filed on February 14, 2014, Janus Capital Management LLC ("Janus Capital") may be deemed to be the beneficial owner of a total of 855,489 shares of common stock held by managed portfolios of Janus Capital. Janus Global Life Sciences Fun is one of the managed portfolios to which Janus Capital provides investment advice.

(8)	The address for Jay Silverman is 114 West 47th Street, Suite #1712, New York, New York 10036.

(9)	The address for Jon-Erik Borgen is Borgen Investment Group, 44 Cook Street, Suite 609, Denver, Colorado 80206.

(10)	The address for Monashee Investment Management LLC is 125 High Street, 28th Floor, Boston, Massachusetts 02110.

(11)	The address for ProSight Fund, LP is 2301 Cedar Springs Road, Suite 340, Dallas TX 75201.

(12)	The address for RTW Master Fund, Ltd. is 1350 Avenue of the Americas, 28th Floor, New York, New York 10019.

(13)	The address for Russell P. Shipman is 44 Covington Court, Cherry Hills Village, Colorado 80113.

(14)	The address for Thomas Robert Malley is 19 Martin Lane, Englewood, Colorado 80113.

(15)	The address for Visium Blaanced Master Fund, Ltd is 888 Seventh Avenue, 22nd Floor, New York, New York 10019 c/o Visium Asset Management, L.P.

20

DESCRIPTION OF CAPITAL STOCK

As of the date of this prospectus, our certificate of incorporation authorizes us to issue 100,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share. The following is a summary of the rights of our common and preferred stock and some of the provisions of our amended and restated certificate of incorporation and amended and restated bylaws, our outstanding warrants, our registration rights agreements and the Delaware General Corporation Law. Because it is only a summary, it does not contain all the information that may be important to you and is subject to and qualified in its entirety by our amended and restated certificate of incorporation and our amended and restated bylaws, a copy of each of which has been incorporated as an exhibit to the registration statement of which this prospectus forms a part.

Our amended and restated certificate of incorporation and our amended and restated bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors, which may have the effect of delaying, deferring or preventing a future takeover or change in control of Lipocine unless such takeover or change in control is approved by our board of directors.

Common Stock

As of September 30, 2014 there were 12,792,382 shares of common stock outstanding. In addition, as of September 30, 2014 there were: (i) 1,557,096 shares of common stock subject to outstanding options; (ii) 15,000 shares of common stock subject to outstanding restricted stock units; (iii) 991,717 shares of common stock reserved for future issuance under our Amended and Restated 2014 Stock and Incentive Plan; and (iv) 20,467 shares of common stock subject to an outstanding warrant. Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. Our bylaws provide that any vacancy occurring in the board of directors may be filled by the affirmative vote of a majority of the remaining directors. Stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

All outstanding shares of common stock are, and all shares of common stock to be outstanding upon the closing of this offering will be, fully paid and nonassessable.

Additional shares of authorized common stock may be issued, as authorized by our board of directors from time to time, without stockholder approval, except as may be required by applicable stock exchange requirements.

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company LLC. Their telephone number is 1-800-937-5449. Our common stock is listed on The NASDAQ Capital Market under the symbol “LPCN”.

Preferred Stock

Our Board of directors has the authority under our amended and restated certificate of incorporation, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences, privileges and restrictions of the shares of each wholly unissued series, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference and sinking fund terms, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding).

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could have the effect of restricting dividends on our common stock, diluting the voting power of our common stock, impairing the liquidation rights of our common stock or otherwise adversely affecting the rights of holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change of control and may adversely affect the market price of our common stock. As of August 31, 2014, no shares of preferred stock were outstanding, and we have no current plans to issue any shares of preferred stock.

Future Preferred Stock. Our board of directors will fix the rights, preferences, privileges, qualifications and restrictions of the preferred stock of each series that we sell under this prospectus and applicable prospectus supplements in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or incorporate by reference into the registration statement of which this prospectus is a part the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. This description will include:

21

•	the title and stated value;

•	the number of shares we are offering;

•	the liquidation preference per share;

•	the purchase price per share;

•	the dividend rate per share, dividend period and payment dates and method of calculation for dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	our right, if any, to defer payment of dividends and the maximum length of any such deferral period;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

•	any listing of the preferred stock on any securities exchange or market;

•	whether the preferred stock will be convertible into our common stock or other securities of ours, including warrants, and, if applicable, the conversion period, the conversion price, or how it will be calculated, and under what circumstances it may be adjusted;

•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange period, the exchange price, or how it will be calculated, and under what circumstances it may be adjusted;

•	voting rights, if any, of the preferred stock;

•	preemption rights, if any;

•	restrictions on transfer, sale or other assignment, if any;

•	a discussion of any material or special United States federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

•	any limitations on issuances of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock being issued as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•	any other specific terms, rights, preferences, privileges, qualifications or restrictions of the preferred stock.

When we issue shares of preferred stock under this prospectus, the shares will be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

The General Corporation Law of the State of Delaware, the state of our incorporation, provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

Outstanding Warrants

As of September 30, 2014, there was an outstanding warrant to purchase 20,467 shares of our common stock at an exercise price of $12.21 per share (the “Outstanding Warrant”). The warrant has a net exercise provision and contains provisions for the adjustment of the exercise price and the number of shares issuable upon exercise in the event of certain stock dividends, stock splits, recapitalizations, reclassifications and consolidations. The warrant expires on December 31, 2015.

22

Registration Rights

Pursuant to two separate registration rights agreements, the holders of 1,380,796 shares of our common stock or their permitted transferees, are entitled to rights with respect to the registration of their shares under the Securities Act. These registration rights will expire when such security holder is able to sell all of its shares pursuant to Rule 144 of the Securities Act, without any volume or timing restrictions. In an underwritten offering, the underwriter has the right, subject to specified conditions, to limit the number of shares such holders may include in an offering.

Demand Registration Rights

The holders of 1,071,835 shares of our common stock or permitted transferees are entitled to certain demand registration rights. The holders of at least 290,201 shares under the first registration rights agreement and 24,572 shares under the second registration rights agreement may each once request that we register all or a portion of their shares of our common stock. The request must result in an effective registration statement or the holders retain the right to request registration. The anticipated net proceeds must be at least $2.5 million, if the registration is pursuant to Form S-1, or $1.0 million, if the registration is pursuant to Form S-3. If we determine that it would in certain circumstances reasonably be expected to have a material adverse effect on us to effect such a demand registration, we have the right to defer such registration, not more than once in any 12-month period, for a period of up to 90 days.

Piggyback Registration Rights

If we propose to register to offer and sale of any of our securities under the Securities Act, in connection with the public offering of such securities the holders of 1,380,796 shares of our common stock or permitted transferees, will be entitled to certain “piggyback” registration rights allowing the holders to include their shares in such registration, subject to certain marketing and other limitations that may be imposed by the underwriters, if any, in such a registration. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to (1) a registration related to an employee benefit plan or (2) a registration related to a corporate reorganizations or certain other transactions under Rule 145 of the Securities Act, the holders of these shares are entitled to notice of the registration and have the right, subject to limitations that the underwriters may impose on the number of shares included in the registration, to include their shares in the registration.

S-3 Registration Rights

The holders of 1,071,835 shares of our common stock or permitted transferees may make a written request that we register the offer and sale of these shares on Form S-3, provided we are eligible to file a registration statement on Form S-3 and the anticipated aggregate offering price of the shares to be sold is at least $1.0 million. These stockholders may make an unlimited number of requests for registration on Form S-3, which requests shall not be counted as “demand registrations.” If we determine that it would in certain circumstances reasonably be expected to have a material adverse effect on us to effect such registration, we have the right to defer such registration, not more than once in any 12-month period, for a period of up to 90 days.

Expenses Generally

Generally, we are required to bear all registration expenses, other than selling expenses such as underwriting discounts and selling commissions, incurred in connection with the demand, piggyback and Form S-3 registrations described above.

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation and amended and restated bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of Lipocine or changing our board of directors and management. According to our amended and restated certificate of incorporation and amended and restated bylaws, the holders of our common stock do not have cumulative voting rights in the election of our directors. The combination of the present ownership and control of 14.3 % of our issued and outstanding common stock by our executive officers and directors as a group as of August 31, 2014 and the lack of cumulative voting, may make it more difficult for other stockholders to replace our board of directors or for a third party to obtain control of the company by replacing our board of directors.

Delaware Anti-Takeover Law

We are subject to Section 203 of the Delaware General Corporation Law, or Section 203. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

23

•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•	at or subsequent to the time of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of its stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of our outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder and an “interested stockholder” as a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation’s voting stock.

Section 203 could prohibit or delay mergers or other takeover or change in control attempts not approved in advance by our Board of directors and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Provisions of our amended and restated certificate of incorporation bylaws, which became effective following the closing of the Merger, may delay or discourage transactions involving an actual or potential change of control or change in our Board of directors or our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our amended and restated certificate of incorporation and bylaws:

•	permit our Board of directors to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate (including the right to approve an acquisition or other change of control);

•	provide that the authorized number of directors may be changed only by resolution of our Board of directors;

•	provide that directors may only be removed, subject to any limitation imposed by law, by the holders of at least a majority of all of our then-outstanding shares of the capital stock entitled to vote generally at an election of directors;

•	provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent or electronic transmission;

•	provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;

•	provide that special meetings of our stockholders may be called only by the chairman of our Board of directors, our chief executive officer or by our Board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors; and

•	do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose).

The amendment of any of these provisions would require approval by the holders of at least 66 2/3% of the voting power of all of our then-outstanding common stock entitled to vote generally in the election of directors, voting together as a single class.

24

PLAN OF DISTRIBUTION

We are registering the shares of common stock issued to the selling stockholders to permit the resale of these shares of common stock by the holders of the shares of common stock from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with FINRA Rule 5110.

In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and if such short sale shall take place after the date that this Registration Statement is declared effective by the Commission, the selling stockholders may deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling stockholders have been advised that they may not use shares registered on this registration statement to cover short sales of our common stock made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

25

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer or agents participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling Stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Each selling stockholder has informed the Company that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. Upon the Company being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In no event shall any broker-dealer receive fees, commissions and markups, which, in the aggregate, would exceed eight percent (8%).

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

Each selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each selling stockholder will pay all underwriting discounts and selling commissions, if any, and any legal expenses incurred by it. We will indemnify the selling stockholders against certain liabilities, including some liabilities under the Securities Act, in accordance with a registration rights agreement, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholders specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

26

LEGAL MATTERS

Dorsey & Whitney LLP, Salt Lake City, Utah will pass for us upon the validity of the securities being offered by this prospectus and applicable prospectus supplement, and counsel named in the applicable prospectus supplement will pass upon legal matters for any underwriters, dealers or agents.

EXPERTS

The consolidated financial statements of Lipocine Inc. as of December 31, 2013 and 2012, and for each of the years in the two-year period ended December 31, 2013, have been incorporated by reference herein in reliance on the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities we are offering under this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You may read and copy the registration statement, as well as our reports, proxy statements and other information, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, where our SEC filings are also available. The address of the SEC’s web site is “http://www.sec.gov.” We maintain a website at www.lipocine.com. Information contained in or accessible through our website does not constitute a part of this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement.  We incorporate by reference the documents listed below that we have previously filed with the Commission:

•	Our Annual Report on Form 10-K for the year ended December 31, 2013;

•	Our Definitive Proxy Statement filed on Form 14A on April 29, 2014;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014;

•	Our Current Reports on Form 8-K filed on January 7, 2014 (only with respect to item 5.02), January 24, 2014, February 10, 2014 (only with respect to item 8.01), March 18, 2014, April 16, 2014, April 29, 2014, May 15, 2014, June 11, 2014, July 15, 2014, September 8, 2014 and September 24, 2014; and

•	The description of our common stock, which is contained in the Registration Statement on Form 8-A, as filed with the SEC on March 18, 2014, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding, in each case, information deemed furnished and not filed until we sell all of the securities we are offering or the termination of the offering. Any statements contained in a previously filed document incorporated by reference into this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the information that has been incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. Requests should be directed to: Lipocine Inc., Attention: Investor Relations, 675 Arapeen Drive, Suite 202, Salt Lake City, Utah 84108 and our telephone number is (801) 994-7383.

27

LIPOCINE INC.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, paid or payable by us in connection with the sale of the common stock being registered. All amounts shown are estimates except for the Securities and Exchange Commission, or SEC, registration fee.

Amount Paid or to be Paid
SEC registration fee	$5,186
Printing expenses	60,000
Legal fees and expenses	200,000
Accounting fees and expenses	50,000
Transfer agent and registrar fees and expenses	10,000
Miscellaneous fees and expenses	24,814

Total	$350,000

Item 15. Indemnification of Officers and Directors

Our certificate of incorporation provides that none of our directors will be personally liable to us, or our stockholders, for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

•	under Section 174 of the Delaware General Corporation Law for the unlawful payment of dividends; or

•	for any transaction from which the director derives an improper personal benefit.

These provisions eliminate our rights and those of our stockholders to recover monetary damages from a director for breach of his fiduciary duty of care as a director except in the situations described above. The limitations summarized above, however, do not affect our ability or that of our stockholders to seek non-monetary remedies, such as an injunction or rescission, against a director for breach of his fiduciary duty.

Section 145 of the Delaware General Corporation Law provides a corporation with the power to indemnify any officer or director acting in his capacity as our representative who is, or threatened to be, made a party to any lawsuit or other proceeding for expenses, judgment and amounts paid in settlement in connection with such lawsuit or proceeding. The indemnity provisions apply whether the action was instituted by a third party or was filed by one of our stockholders. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. We have provided for this indemnification in our certificate of incorporation because we believe that it is important to attract qualified directors and officers. We have further provided in our certificate of incorporation that no indemnification shall be available, whether pursuant to our certificate of incorporation or otherwise, arising from any lawsuit or proceeding in which we assert a direct claim, as opposed to a stockholders’ derivative action, against any directors and officers (or a director or officer sues us). This limitation is designed to ensure that if we are involved in litigation adverse to a director or officer, we do not have to pay for their legal fees.

II-1

We have entered into indemnification agreements with each of our executive officers and directors that require us to indemnify such persons against any and all expenses, including judgments, fines or penalties, attorney’s fees, witness fees or other professional fees and related disbursements and other out-of-pocket costs incurred, in connection with any action, suit, arbitration, alternative dispute resolution mechanism, investigation, inquiry or administrative hearing, whether threatened, pending or completed, to which any such person may be made a party by reason of the fact that such person is or was a director, officer, employee or agent of our company, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, our best interests. The indemnification agreements also set forth procedures that will apply in the event of a claim for indemnification thereunder. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us pursuant to provisions of our certificate of incorporation and bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding, which may result in a claim for such indemnification.

Item 16. Exhibits and Financial Statement Schedules

Exhibit		Incorporated by Reference
Number	Description	Form	File Date	File Number	Exhibit

1.1*	Form of Underwriting Agreement

2.1	Agreement and Plan of Merger and Reorganization, dated July 24, 2013, by and among Marathon Bar Corp., Lipocine Operating Inc., and MBAR Acquisition Corp.	8-K	July 25, 2013	333-178230	2.1

4.1	Specimen Common Stock certificate	8-K	July 25, 2013	333-178230	4.1

5.1+	Opinion of Dorsey & Whitney LLP

23.1+	Consent of KPMG LLP, independent registered public accounting firm

23.2+	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this Registration Statement)

+	Filed herewith.

*	To be filed by amendment or as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and incorporated herein by reference.

II-2

Item 17.         Undertakings

The undersigned registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statements or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)         That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)          Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)         Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(5)         That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

II-3

(6)         That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(8)         That:

(i)          for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)         for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-4

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, State of Utah, on October 22, 2014.

LIPOCINE INC.

BY:	/s/ Mahesh V. Patel
Mahesh V. Patel
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Mahesh V. Patel and Morgan R. Brown, his or her true and lawful attorney-in-fact and agent with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on October 22, 2014.

/s/ Mahesh V. Patel	Chief Executive Officer (principal executive officer), President and Chairman of the Board
Mahesh V. Patel
Executive Vice President and Chief Financial Officer
/s/ Morgan R. Brown	(principal financial and accounting officer)
Morgan R. Brown

/s/ Stephen A. Hill	Director
Stephen A. Hill

/s/ John W. Higuchi	Director
John W. Higuchi

/s/ R. Dana Ono	Director
R. Dana Ono

/s/ Jeffrey A. Fink	Director
Jeffrey A. Fink

II-5

EXHIBIT INDEX

Exhibit		Incorporated by Reference
Number	Description	Form	File Date	File Number	Exhibit

1.1*	Form of Underwriting Agreement

2.1	Agreement and Plan of Merger and Reorganization, dated July 24, 2013, by and among Marathon Bar Corp., Lipocine Operating Inc., and MBAR Acquisition Corp.	8-K	July 25, 2013	333-178230	2.1

4.1	Specimen Common Stock certificate	8-K	July 25, 2013	333-178230	4.1

5.1+	Opinion of Dorsey & Whitney LLP

23.1+	Consent of KPMG LLP, independent registered public accounting firm

23.2+	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this Registration Statement)

+	Filed herewith.

*	To be filed by amendment or as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and incorporated herein by reference.